UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number: 811-03313, 811-07680, 811-21193, 811-07678, 811-05642, 811-06404, 811-06640, 811-07444, 811-07838, 811-21824				Date examination completed: September 5, 2014
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:
First American Funds, Inc., Minnesota Municipal Income Portfolio Inc., First American Minnesota Municipal Income Fund II, Inc., American Municipal Income Portfolio Inc., American Income Fund, Inc., American Strategic Income Portfolio Inc., American Strategic Income Portfolio Inc. II, American Strategic Income Portfolio Inc. III, American Select Portfolio Inc., Mount Vernon Securities Lending Trust
4. Address of principal executive office (number, street, city, state, zip code):
800 Nicollet Mall Minneapolis, MN 55402

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.	All items must be completed by the investment company.
2.	Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3.	Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission’s principal office in Washington, D.C., one copy with the regional office for the region in which the investment company’s principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

September 5, 2014

We, as members of management of the American Strategic Income Portfolio Inc. (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940 (the Act). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 30, 2014, and from May 30, 2014 through June 30, 2014.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014, with respect to securities reflected in the investment accounts of the Fund.

By:	/s/ Jill M. Stevenson
Jill M. Stevenson
Treasurer
American Strategic Income Portfolio Inc.

By:	/s/ Eric J. Thole
Eric J. Thole
President
American Strategic Income Portfolio Inc.

Ernst & Young LLP 155 North Wacker Drive Chicago, IL 60606-1787	Tel: +1 312 879 2000 Fax: +1 312 879 4000 ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors of
American Strategic Income Portfolio Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that American Strategic Income Portfolio Inc. (the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, under the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2014, and with respect to agreement of security purchases and sales, for the period from May 30, 2014 (the date of our last examination) through June 30, 2014:

•	Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of U.S. Bank National Association (the Custodian) in St. Paul, Minnesota;

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

•	Confirmation of all securities held with brokers;

•	Reconciliation of all such securities to the books and records of the Fund and the Custodian;

•	Confirmation of all reverse repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

•	Review of one security purchase and one security sale or maturity since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled.

A member firm of Ernst & Young Global Limited

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 30, 2014, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be used by anyone other than these specified parties.

September 5, 2014

A member firm of Ernst & Young Global Limited

2

Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

September 5, 2014

We, as members of management of the American Strategic Income Portfolio Inc. II (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940 (the Act). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 30, 2014, and from May 30, 2014 through June 30, 2014.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014, with respect to securities reflected in the investment accounts of the Fund.

By:	/s/ Jill M. Stevenson
Jill M. Stevenson
Treasurer
American Strategic Income Portfolio Inc. II

By:	/s/ Eric J. Thole
Eric J. Thole
President
American Strategic Income Portfolio Inc. II

Ernst & Young LLP 155 North Wacker Drive Chicago, IL 60606-1787	Tel: +1 312 879 2000 Fax: +1 312 879 4000 ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors of
American Strategic Income Portfolio Inc. II

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that American Strategic Income Portfolio Inc. II (the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, under the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2014, and with respect to agreement of security purchases and sales, for the period from May 30, 2014 (the date of our last examination) through June 30, 2014:

•	Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of U.S. Bank National Association (the Custodian) in St. Paul, Minnesota;

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

•	Confirmation of all securities held with brokers;

•	Reconciliation of all such securities to the books and records of the Fund and the Custodian;

•	Confirmation of all reverse repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

•

Review of two security purchases and two security sales or maturities since our last report from the books and records of the Fund, noting that they have been accurately reported and subsequently settled.

A member firm of Ernst & Young Global Limited

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 30, 2014, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be used by anyone other than these specified parties.

September 5, 2014

A member firm of Ernst & Young Global Limited

2

Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

September 5, 2014

We, as members of management of the American Strategic Income Portfolio Inc. III (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940 (the Act). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 30, 2014, and from May 30, 2014 through June 30, 2014.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014, with respect to securities reflected in the investment accounts of the Fund.

By:	/s/ Jill M. Stevenson
Jill M. Stevenson
Treasurer
American Strategic Income Portfolio Inc. III

By:	/s/ Eric J. Thole
Eric J. Thole
President
American Strategic Income Portfolio Inc. III

Ernst & Young LLP 155 North Wacker Drive Chicago, IL 60606-1787	Tel: +1 312 879 2000 Fax: +1 312 879 4000 ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors of
American Strategic Income Portfolio Inc. III

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that American Strategic Income Portfolio Inc. III (the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, under the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2014, and with respect to agreement of security purchases and sales, for the period from May 30, 2014 (the date of our last examination) through June 30, 2014:

•	Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of the Custodian in St. Paul, Minnesota, without prior notice to management;

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

•	Confirmation of all securities held with brokers;

•	Reconciliation of all such securities to the books and records of the Fund and the Custodian;

•	Confirmation of all reverse repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

•

Review of two security sales or maturities since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled. We note there were no purchases as of 6/30/2014.

A member firm of Ernst & Young Global Limited

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 30, 2014, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be used by anyone other than these specified parties.

September 5, 2014

A member firm of Ernst & Young Global Limited

2

Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

September 5, 2014

We, as members of management of the Government Obligations Fund, Prime Obligations Fund, Tax Free Obligations Fund, Treasury Obligations Fund, and U.S. Treasury Money Market Fund of the First American Funds, Inc. (collectively the Funds), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940 (the Act). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 30, 2014, and from May 30, 2014 through June 30, 2014.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014, with respect to securities reflected in the investment accounts of the Funds.

By:	/s/ Jill M. Stevenson
Jill M. Stevenson
Treasurer
First American Funds, Inc.

By:	/s/ Eric J. Thole
Eric J. Thole
President
First American Funds, Inc.

Ernst & Young LLP 155 North Wacker Drive Chicago, IL 60606-1787	Tel: +1 312 879 2000 Fax: +1 312 879 4000 ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors of
First American Funds, Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that the Government Obligations Fund, Prime Obligations Fund, Tax Free Obligations Fund, Treasury Obligations Fund, and U.S. Treasury Money Market Fund of First American Funds, Inc. (collectively the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, under the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2014, and with respect to agreement of security purchases and sales, for the period from May 30, 2014 (the date of our last examination) through June 30, 2014:

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

•	Confirmation of all securities held with brokers;

•	Reconciliation of all such securities to the books and records of the Funds and U.S. Bank National Association (the Custodian);

•	Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

•	Review of 10 purchases and 11 security sales or maturities since our last report from the books and records of the Funds, noting that they have been accurately reported and subsequently settled.

A member firm of Ernst & Young Global Limited

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with specified requirements.

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 30, 2014, with respect to securities reflected in the investment accounts of the Funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Funds and the Securities and Exchange Commission and is not intended to be, and should not be used by anyone other than these specified parties.

September 5, 2014

A member firm of Ernst & Young Global Limited

2

Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

September 5, 2014

We, as members of management of the Mount Vernon Securities Lending Prime Portfolio of the Mount Vernon Securities Lending Trust (the Portfolio), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940 (the Act). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Portfolio’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 30, 2014, and from May 30, 2014 through June 30, 2014.

Based on this evaluation, we assert that the Portfolio was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014, with respect to securities reflected in the investment accounts of the Portfolio.

By:	/s/ Jill M. Stevenson
Jill M. Stevenson
Treasurer
Mount Vernon Securities Lending Trust

By:	/s/ Eric J. Thole
Eric J. Thole
President
Mount Vernon Securities Lending Trust

Ernst & Young LLP 155 North Wacker Drive Chicago, IL 60606-1787	Tel: +1 312 879 2000 Fax: +1 312 879 4000 ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors of
Mount Vernon Securities Lending Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that the Mount Vernon Securities Lending Prime Portfolio of Mount Vernon Securities Lending Trust (the Portfolio) complied with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, under the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014. Management is responsible for the Portfolio’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Portfolio’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Portfolio’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstance. Included among our procedures were the following tests performed as of June 30, 2014, and with respect to agreement of security purchases and sales, for the period from May 30, 2014 (the date of our last examination) through June 30, 2014:

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company).

•	Reconciliation of all such securities to the books and records of the Portfolio and U.S. Bank National Association (the Custodian);

•	Confirmation of all securities held with brokers;

•	Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

•

Review of two security purchases and two security sales or maturities since our last report from the books and records of the Portfolio, noting that they have been accurately reported and subsequently settled.

A member firm of Ernst & Young Global Limited

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Portfolio’s compliance with specified requirements.

In our opinion, management’s assertion that the Portfolio complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 30, 2014, with respect to securities reflected in the investment accounts of the Portfolio, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Portfolio and the Securities and Exchange Commission and is not intended to be, and should not be used by anyone other than these specified parties.

September 5, 2014

A member firm of Ernst & Young Global Limited

2

Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

September 5, 2014

We, as members of management of the American Income Fund, Inc. (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940 (the Act). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 30, 2014, and from May 30, 2014 through June 30, 2014.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014, with respect to securities reflected in the investment accounts of the Fund.

By:	/s/ Jill M. Stevenson
Jill M. Stevenson
Treasurer
American Income Fund, Inc.

By:	/s/ Eric J. Thole
Eric J. Thole
President
American Income Fund, Inc.

Ernst & Young LLP 155 North Wacker Drive Chicago, IL 60606-1787	Tel: +1 312 879 2000 Fax: +1 312 879 4000 ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors of
American Income Fund, Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that American Income Fund, Inc. (the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, under the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2014, and with respect to agreement of security purchases and sales, for the period from May 30, 2014 (the date of our last examination) through June 30, 2014:

•	Confirmation of all securities held by institutions in book entry form (Bank of New York Domestic Custody, Depository Trust Company, and Federal Reserve Bank of Boston);

•	Confirmation of all securities held with brokers;

•	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents;

•	Reconciliation of all such securities to the books and records of the Fund and U.S. Bank National Association (the Custodian);

•	Confirmation of all reverse repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

•

Review of five security purchases and three security sales or maturities since our last report from the books and records of the Fund, noting that they have been accurately reported and subsequently settled.

A member firm of Ernst & Young Global Limited

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 30, 2014, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be used by anyone other than these specified parties.

September 5, 2014

A member firm of Ernst & Young Global Limited

2

Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

September 5, 2014

We, as members of management of the Minnesota Municipal Income Portfolio Inc. (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940 (the Act). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 30, 2014, and from May 30, 2014 through June 30, 2014.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014, with respect to securities reflected in the investment accounts of the Fund.

By:	/s/ Jill M. Stevenson
Jill M. Stevenson
Treasurer
Minnesota Municipal Income Portfolio Inc.

By:	/s/ Eric J. Thole
Eric J. Thole
President
Minnesota Municipal Income Portfolio Inc.

Ernst & Young LLP 155 North Wacker Drive Chicago, IL 60606-1787	Tel: +1 312 879 2000 Fax: +1 312 879 4000 ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors of
Minnesota Municipal Income Portfolio Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that Minnesota Municipal Income Portfolio Inc. (the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, under the Act as of June 30, 2014, and from May 30, 2014 to June 30, 2014. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2014 and with respect to agreement of security purchases and sales, for the period from May 30, 2014 (the date of our last examination) through June 30, 2014:

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company);

•	Confirmation of all securities held with brokers;

•	Reconciliation of all such securities to the books and records of the Fund and the Custodian; and

•	Review of one security purchase and one sale or maturity since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

A member firm of Ernst & Young Global Limited

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as June 30, 2014, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be used by anyone other than these specified parties.

September 5, 2014

A member firm of Ernst & Young Global Limited

2

Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

September 5, 2014

We, as members of management of the First American Minnesota Municipal Income Fund II, Inc. (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940 (the Act). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 30, 2014, and from May 30, 2014 through June 30, 2014.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014, with respect to securities reflected in the investment accounts of the Fund.

By:	/s/ Jill M. Stevenson
Jill M. Stevenson
Treasurer
First American Minnesota Municipal Income Fund II, Inc.

By:	/s/ Eric J. Thole
Eric J. Thole
President
First American Minnesota Municipal Income Fund II, Inc.

Ernst & Young LLP 155 North Wacker Drive Chicago, IL 60606-1787	Tel: +1 312 879 2000 Fax: +1 312 879 4000 ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors of
First American Minnesota Municipal Income Fund II, Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that First American Minnesota Municipal Income Fund II, Inc. (the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, under the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2014, and with respect to agreement of security purchases and sales, for the period from May 30, 2014 (the date of our last examination) through June 30, 2014:

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company);

•	Confirmation of all securities held with brokers;

•	Reconciliation of all such securities to the books and records of the Fund and U.S. Bank National Association (the Custodian); and

•	Review of one security purchase and one sale or maturity since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

A member firm of Ernst & Young Global Limited

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 30, 2014, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be used by anyone other than these specified parties.

September 5, 2014

A member firm of Ernst & Young Global Limited

2

Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

September 5, 2014

We, as members of management of the American Select Portfolio Inc. (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940 (the Act). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 30, 2014, and from May 30, 2014 through June 30, 2014.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014, with respect to securities reflected in the investment accounts of the Fund.

By:	/s/ Jill M. Stevenson
Jill M. Stevenson
Treasurer
American Select Portfolio, Inc.

By:	/s/ Eric J. Thole
Eric J. Thole
President
American Select Portfolio, Inc.

Ernst & Young LLP 155 North Wacker Drive Chicago, IL 60606-1787	Tel: +1 312 879 2000 Fax: +1 312 879 4000 ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors of
American Select Portfolio Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that American Select Portfolio Inc. (the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, under the Act as of June 30, 2014 and from May 30, 2014 through June 30, 2014. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2014, and with respect to agreement of security purchases and sales, for the period from May 30, 2014 (the date of our last examination) through June 30, 2014:

•	Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of U.S. Bank National Association (the Custodian) in St. Paul, Minnesota;

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

•	Confirmation of all securities held with brokers;

•	Reconciliation of all such securities to the books and records of the Fund and the Custodian;

•	Confirmation of all reverse repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

•	Review of one security purchase and two security sales or maturities since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled.

A member firm of Ernst & Young Global Limited

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 30, 2014, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be used by anyone other than these specified parties.

September 5, 2014

A member firm of Ernst & Young Global Limited

2

Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

September 5, 2014

We, as members of management of the American Municipal Income Portfolio Inc. (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940 (the Act). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 30, 2014, and from May 30, 2014 through June 30, 2014.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014, with respect to securities reflected in the investment accounts of the Fund.

By:	/s/ Jill M. Stevenson
Jill M. Stevenson
Treasurer
American Municipal Income Portfolio Inc.

By:	/s/ Eric J. Thole
Eric J. Thole
President
American Municipal Income Portfolio Inc.

Ernst & Young LLP 155 North Wacker Drive Chicago, IL 60606-1787	Tel: +1 312 879 2000 Fax: +1 312 879 4000 ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors of
American Municipal Income Portfolio Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that American Municipal Income Portfolio Inc. (the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, under the Act as of June 30, 2014, and from May 30, 2014 through June 30, 2014. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2014, and with respect to agreement of security purchases and sales, for the period from May 30, 2014 (the date of our last examination) through June 30, 2014:

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company);

•	Confirmation of all securities held with brokers;

•	Reconciliation of all such securities to the books and records of the Fund and U.S. Bank National Association (the Custodian); and

•	Review of one security purchase and one security sale or maturity since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

A member firm of Ernst & Young Global Limited

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 30, 2014, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be used by anyone other than these specified parties.

September 5, 2014

A member firm of Ernst & Young Global Limited

2